Exhibit 99.1

Final — for immediate release	CONTACT: PAUL VITEK, CFO
(972) 401-0090

Release #08-07
CARBO CERAMICS INC. ANNOUNCES SECOND QUARTER 2008 EARNINGS AND
CONSTRUCTION OF NEW PROPPANT MANUFACTURING CAPACITY
Conference Call Scheduled for Today, 10:00 a.m. Central Time

•	Second quarter revenues of $103 million, up 32 percent versus prior year

•	Net income of $13.5 million, or $0.55 per diluted share, for the quarter

•	Record quarterly proppant sales volume of 281 million pounds, up 36 percent versus prior year

•	Construction of an additional 250 million pounds of manufacturing capacity initiated in Toomsboro, Georgia

•	Record revenue and pre-tax income from Pinnacle Technologies
Irving, Texas (July 31, 2008) — CARBO Ceramics Inc. (NYSE: CRR) today reported second quarter net income of $13.5 million, or $0.55 per diluted share, on revenues of $103.0 million for the quarter ended June 30, 2008. For the six months ended June 30, 2008, the company reported net income of $27.8 million, or $1.13 per diluted share, on revenues of $204.9 million. The company also announced that its Board of Directors approved the construction of a third production line at the company’s Toomsboro, Georgia proppant manufacturing facility.
President and CEO Gary Kolstad commented, “Our proppant business showed excellent growth with sales volume increasing 36 percent compared to last year’s second quarter. North American sales volume increased by 35 percent compared to last year’s second quarter despite an increase of less than 1 percent in the U.S. natural gas rig count. Overseas proppant sales volume increased 38 percent compared to the second quarter of 2007 based on increased sales in Russia. Pinnacle Technologies continued its strong performance in the second quarter, posting an increase of 57 percent in revenue and more than doubling pre-tax income compared to last year’s second quarter.
“I am excited about the increasing recognition of the value-creating opportunities of our ceramic proppant and the acceptance of the new technology in CARBOHYDROPROPTM. The rapid growth in demand for our products has resulted in our North American manufacturing facilities operating at full capacity. In order to respond to the needs of our customers, we are continuing our plan to expand manufacturing capacity with the addition of a third production line in Toomsboro, Georgia. The new production line will increase capacity by an additional 250 million pounds per year or approximately 20% from our current level. We anticipate completion of this new production line in the first half of 2010 at an estimated cost of $70 million.
“We believe the market for all proppant is relatively tight, and we have recently implemented price increases and applied energy surcharges in some markets. We are experiencing inflationary cost pressures in raw materials and energy, and our near-term focus will be on improving margins in the proppant business as well as the continued growth potential of overseas sales volume and Pinnacle Technologies.
“Looking forward, we remain committed to developing new technologies and adding the manufacturing capacity necessary to support the growing needs of our clients. Our confidence in the future is further reflected in the previously announced approval by our Board of Directors of a 21 percent increase in our quarterly dividend.”

CARBO Ceramics 2008 Second Quarter Earnings Release
July 31, 2008

Second quarter results
Revenues for the second quarter increased 32 percent compared to last year’s second quarter due to a 28 percent increase in proppant revenue and a 57 percent increase in revenue from Pinnacle Technologies (“Pinnacle”). The increase in revenue in the company’s proppant business segment was due to increased sales volume in both North America and overseas markets. While the average selling price of the Company’s proppants declined 5 percent compared to the prior year, this was due to the rapid growth of CARBOHYDROPROPTM, and increased sales volume in Russia where the average selling price is lower than in North America. Consolidated revenues for the second quarter of 2008 included $16.7 million from Pinnacle compared to $10.6 million for the second quarter of 2007. Pinnacle’s growth was driven by increased demand for fracture mapping and reservoir monitoring services, software products, and consulting services.
CARBO’s worldwide proppant sales totaled a record 281 million pounds for the quarter. Sales volume in North America increased 35 percent compared to the second quarter of 2007 due to increasing acceptance of the company’s ceramic proppant in reservoirs that had previously used sand-based proppants. Overseas sales volume increased 38 percent compared to the same period due primarily to increased sales volume in Russia.
Operating profit for the second quarter of 2008 increased $0.7 million, or 4 percent, compared to the previous year’s second quarter. An increase in operating profit at Pinnacle was partially offset by a decline in operating profit in the Company’s proppant business segment. Despite an increase in sales volume and revenues compared to the same period a year earlier, proppant operating profit declined due to increased costs for high-strength raw materials imported into the U.S., outbound freight and natural gas. Selling, general and administrative expenses for the second quarter of 2008 increased $2.5 million compared to the same period last year but declined to 11.6 percent of revenue compared to 12.2 percent in the previous year. The largest increases in selling, general and administrative expenses were related to increased sales activity and increased growth in international operations.
Net income for the second quarter of 2008 increased $0.6 million compared to the second quarter of 2007, primarily due to the increase in operating profit discussed above and a reduction in the Company’s effective tax rate for the second quarter of 2008 due to a refund of prior year’s state income taxes. These increases were partially offset by a $0.1 million loss on foreign currency exchange compared to a foreign currency exchange gain of $0.3 million in the second quarter of 2007.
Technology highlights
Technology highlights for the second quarter included:
•	An updated analysis of a West Texas field trial incorporating a year’s worth of production data showed that the use of CARBOECONOPROP® lightweight ceramic proppant increased initial production rates over 20 percent versus wells fractured using conventional sand.

•	Following positive results from recent field studies and the publication of a technical paper through the Society of Petroleum Engineers (SPE 110679), demand for CARBO’s family of lightweight ceramic proppant has seen significant growth in the Bakken formation of North Dakota.

•	The Company has supplied ceramic proppant for several wells in the emerging play in the Haynesville Shale formation in East Texas. Although it is too early to estimate demand in this region, the deep, high-pressure characteristics of this formation favor the use of ceramic proppant.

•	Pinnacle increased microseismic hearing distance by approximately 20 percent while using a stacked tool string to perform fracture mapping in the Northern part of the Jonah Field for EnCana.
As previously announced, a conference call to discuss the company’s second quarter and year-to-date results has been scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the call, please dial 877-836-3879 and refer to the “CARBO Ceramics Conference Call” or conference ID #53872923. International callers should dial 706-679-7469. The call can also be accessed live or on a delayed basis via the company’s Web site, www.carboceramics.com.

CARBO Ceramics 2008 Second Quarter Earnings Release
July 31, 2008

CARBO Ceramics Inc., based in Irving, Texas, is the world’s leading manufacturer of ceramic proppants and supplier of fracture diagnostic services for use in the hydraulic fracturing of natural gas and oil wells.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Ligation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2008 Second Quarter Earnings Release
July 31, 2008

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$103,037	$77,918	$204,926	$161,889
Cost of sales	70,534	48,237	140,551	103,491

Gross profit	32,503	29,681	64,375	58,398
Selling, general & administrative	11,966	9,508	23,177	18,980
Start-up costs	—	543	231	967
Loss on disposal of assets	178	—	110	—

Operating profit	20,359	19,630	40,857	38,451
Interest income, net	22	133	56	352
Foreign currency exchange gain (loss), net	(66)	323	1,427	797
Other income (expense), net	188	(85)	227	15

Income before income taxes	20,503	20,001	42,567	39,615
Income taxes	6,973	7,120	14,806	13,435

Net income	$13,530	$12,881	$27,761	$26,180

Earnings per share:
Basic	$0.55	$0.53	$1.14	$1.08

Diluted	$0.55	$0.53	$1.13	$1.07

Average shares outstanding:
Basic	24,466	24,364	24,459	24,346

Diluted	24,577	24,478	24,557	24,459

Depreciation and amortization	$7,690	$6,084	$15,209	$11,267

CARBO Ceramics 2008 Second Quarter Earnings Release
July 31, 2008

Selected Balance Sheet Information

	June 30, 2008	Dec. 31, 2007
	(In thousands)
Assets
Cash and cash equivalents	$9,397	$12,296
Total other current assets	161,347	131,976
Property, plant and equipment, net	274,326	275,826
Intangible and other assets, net	10,876	9,812
Total assets	479,145	453,123

Liabilities and Shareholders’ Equity
Total current liabilities	29,937	33,264
Deferred income taxes	35,407	30,420
Shareholders’ equity	413,801	389,439
Total liabilities and shareholders’ equity	479,145	453,123
Segment Information

	Three Months Ended		Sixth Months Ended
	June 30		June 30
	2008	2007	2008	2007
	(In thousands)		(In thousands)
Proppant
Revenues from external customers	$86,310	$67,265	$172,692	$140,872
Income before income taxes	17,169	18,415	36,147	37,005

Fracture and Reservoir Diagnostics
Revenues from external customers	$16,727	$10,653	$32,234	$21,017
Income before income taxes	3,334	1,586	6,420	2,610